Exhibit 99.1
NEWS RELEASE
DEL MONTE FOODS COMPANY REPORTS
FISCAL 2009 THIRD QUARTER RESULTS
San Francisco, CA — February 25, 2009 - Del Monte Foods Company (NYSE: DLM):
Announcement Highlights1
•	Third quarter net sales growth of 8.4% largely reflects pricing actions and new product volume, with the elasticity volume impact coming in as anticipated.

•	Third quarter EPS of $0.30 increased 25% from third quarter fiscal 2008 EPS of $0.24 (which included $0.02 for transformation); reflects pricing and cost reduction actions taken to neutralize operational cost increases.

•	Company increases F09 guidance:
o	Net sales growth is now expected to be 9% to 11% above F08 net sales of $3.2 billion, compared to prior expectations of 8% to 10%.

o	F09 diluted EPS from continuing operations target is now expected to be $0.64-$0.68, compared to prior expectations of the midpoint of $0.58-$0.62.
•	F09 adjusted cash flow target of $150-$170 is maintained; however, the Company now expects to be toward the midpoint (rather than lower end) of the range.
Del Monte Foods Third Quarter Results
Del Monte Foods today reported net sales for the third quarter fiscal 2009 of $942.3 million compared to $869.0 million last year, an increase of 8.4%. Income from continuing operations was $59.6 million, or $0.30 earnings per share from continuing operations (EPS), compared to $49.6 million, or $0.24 EPS in the previous year. Results for the third quarter of fiscal 2008 included $0.02 of transformation-related expense.

[1]	In October 2008, the Company completed the sale of its seafood business, including StarKist. Unless otherwise noted, all of Del Monte’s financial information included in this press release excludes the seafood business, which is reported as discontinued operations. Cash flow data includes the seafood business.

“I am very pleased with the Company’s overall quarterly performance,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “Our robust performance and the strength of the topline are the direct result of Del Monte’s steadfast execution of its Accelerated Growth Plan. Our earnings are now benefiting from our strategic pricing plan, which combined with our focused cost reduction program was critical in helping to combat the inflationary pressures that have been impacting the industry and Del Monte. These actions have now enabled Del Monte to recoup some of the margin contraction we experienced over the last few years. We have also focused squarely on our higher margin core brands and growth engines, and believe our leading consumer and pet brands, which provide superior quality and value, are even more compelling for our retail partners and consumers during challenging economic times.”
“The trends are in our favor, our categories are healthy and our strategy is working. The work we have done, combined with continued marketing and innovation investment and an ongoing, aggressive focus on cost reduction, position Del Monte to deliver our fiscal 2009 goals and drive shareholder value.”
The 8.4% increase in net sales for the quarter reflects strong topline growth driven by pricing actions taken to recoup some of the margin contraction experienced over the past few years. New product volume in both Consumer Products and Pet Products also contributed to the increase. Overall, existing product volume declined, primarily due to the volume elasticity impact from pricing actions.
Third quarter EPS of $0.30 was up $0.06 from third quarter fiscal 2008 EPS of $0.24. The positive impact of the topline and cost reduction actions exceeded inflationary and other operational cost increases in the third quarter. Higher marketing costs reflecting increased investment behind packaged produce as part of the Company’s Accelerated Growth Plan strategy also impacted the quarter. Additionally, the prior year period included an approximate $0.03 (~$10 million) gain from the sale of the S&W trademark and related assets in the Eastern Hemisphere.

Reportable Segments — Third Quarter Results
Consumer Products
For the third quarter, Consumer Products net sales were $509.3 million, an increase of 3.4% over net sales of $492.7 million in the prior year period. The increase in Consumer Products net sales was driven by pricing actions taken across the product portfolio as well as by new product volume (primarily in fruit, broth and vegetables). These gains were largely offset by existing volume declines (primarily due to the volume elasticity from the pricing actions as well as select competitive promotional activity affecting vegetables and fruit).
Consumer Products operating income increased 15.2% from $59.9 million in the third quarter fiscal 2008 to $69.0 million in the third quarter fiscal 2009. The positive impact of the topline and cost reduction actions exceeded higher inflationary and other cost increases (primarily relating to higher raw product costs and packaging costs). Higher marketing costs reflecting increased investment behind packaged produce as part of the Company’s Accelerated Growth Plan strategy also impacted the quarter. Additionally, the prior year period included a gain from the sale of the S&W trademark and related assets in the Eastern Hemisphere.
Pet Products
For the third quarter, Pet Products net sales were $433.0 million, an increase of 15.1% over net sales of $376.3 million in the prior year period. The increase in Pet Product net sales was driven primarily by pricing actions (taken in both food and snacks) and new product volume (primarily Meow Mix new products). Also, strong Kibbles ‘n Bits dry pet food performance benefited existing product volume. However, overall existing volume was slightly down, due to the elasticity from pet pricing actions.
Pet Products operating income increased 15.5% from $66.4 million in third quarter fiscal 2008 to $76.7 million in third quarter fiscal 2009. The positive impact of the topline and cost reduction actions exceeded higher inflationary and other costs (primarily due to higher ingredient costs).

Third Quarter EPS

Q3A
Fiscal 2009	$0.30

Q3A
Fiscal 2008	$0.24
Includes:
F08 Transformation-related expenses	($0.02)
Del Monte Foods Nine Months Ended January 25, 2009 Results
The Company reported net sales for the first nine months of fiscal 2009 of $2,569.5 million compared to $2,304.0 million last year, an increase of 11.5%. Income from continuing operations was $78.9 million, or $0.40 EPS, compared to $77.0 million, or $0.38 EPS in the previous year. Results for the first nine months of fiscal 2008 results included $0.04 of transformation-related expense.
The 11.5% increase in net sales was driven primarily by pricing actions and new product volume in both Consumer Products and Pet Products. These gains were partially offset by existing volume declines (primarily due to the volume elasticity from the pricing actions).
EPS for the first nine months of fiscal 2009 of $0.40 increased $0.02 from the first nine months of fiscal 2008 EPS of $0.38. The positive topline impact exceeded higher inflationary and other operational costs (particularly ingredient and raw products costs, packaging costs, and energy and logistics costs). Higher marketing costs reflecting increased investment in both Consumer Products and Pet Products as part of the Company’s Accelerated Growth Plan strategy negatively impacted EPS. Expenses relating to the centralization of marketing and certain related functions in San Francisco also negatively impacted EPS. Additionally, the prior year period included a gain from the sale of the S&W trademark and related assets in the Eastern Hemisphere.

First Nine Months EPS

Q1 +Q2 + Q3 A
Fiscal 2009	$0.40

Q1 +Q2 + Q3 A
Fiscal 2008	$0.38
Includes:
F08 Transformation-related expenses	($0.04)
Outlook
Fiscal 2009
For fiscal 2009, the Company is increasing its net sales growth target to 9% to 11% over fiscal 2008 net sales of $3,179.8 million. This compares to its previous net sales growth target of 8% to 10%.
The Company is increasing its fiscal 2009 diluted EPS from continuing operations target to $0.64 to $0.68. This compares to its previous EPS target of the midpoint of $0.58 to $0.62. Preliminary fiscal 2008 EPS from continuing operations was $0.60 (which included $0.08 of transformation-related expense).

Factors Impacting Fiscal Year Guidance1
EPS from Continuing Operations

	Q1A	Q2A	Q3A	Q1 +Q2 + Q3 A	F09E

Fiscal 2009	($0.04)	$0.14	$0.30	$0.40	$0.64-$0.68

	Q1A	Q2A	Q3A	Q1 +Q2 + Q3 A	F08A2

Fiscal 2008	$0.01	$0.13	$0.24	$0.38	$0.60
Includes:
F08 Transformation-related expenses	($0.01)	($0.01)	($0.02)	($0.04)	$(0.08)

[1]	May not sum due to rounding.

[2]	Preliminary fiscal 2008 GAAP financial results. Numbers are an approximation and are subject to change.

The Company is maintaining its fiscal 2009 cash provided by operating activities, less cash used in investing activities target of $450 to $470 million (which includes approximately $300 million relating to the sale of its seafood business), but now expects it to be toward the midpoint (rather than the lower end) of the range. The Company is also maintaining its adjusted cash flow3 guidance for fiscal 2009 of $150 to $170 million, but now expects it to be toward the midpoint (rather than the lower end) of the range. Fiscal 2008 cash provided by operating activities, less cash used in investing activities was $207.2 million.

[3]	DLM defines cash flow as cash from operating activities, less cash used in investing activities. Del Monte also uses adjusted cash flow which, in general, excludes the impact of large acquisitions or divestitures on the consolidated statement of cash flows for the period. Adjusted cash flow for F09E excludes ~$300 million relating to the sale of the seafood business, including StarKist.

Operating Income and EPS Impact of Transformation, Integration, and Purchase
Accounting Factors by Reportable Segment

	Pet Products	Consumer Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F08 Q3
Transformation-related expenses	($0.3)	($0.2)	($5.2)	($5.7)	($0.02)	$0.0	($5.7)
Integration expense	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0
Purchase accounting impact	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0

Total	($0.3)	($0.2)	($5.2)	($5.7)	($0.02)	$0.0	($5.7)

[1]	May not sum due to rounding.

Webcast Information
Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2009 third quarter results and fiscal 2009 outlook at 7:00 a.m. PT (10:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q3 2009 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.
About Del Monte Foods
Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3.2 billion in net sales in fiscal 2008. With a powerful portfolio of brands including Del Monte®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in eight out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.
Del Monte. Nourishing Families. Enriching Lives. Every Day.TM
Non-GAAP Financial Measures
Del Monte Foods Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures of cash flow. The non-GAAP cash flow measures that the Company is using to compare its fiscal 2009 guidance to its fiscal 2008 results exclude the impact of the sale of the seafood business (including Starkist) on the fiscal 2009 consolidated statement of cash flows. Fiscal 2008 had not included such a large divestiture. Del Monte internally uses cash flow, which it defines as cash provided by operating activities less cash used in investing activities. Additionally, Del Monte uses adjusted cash flow to compare its fiscal 2009 guidance to its fiscal 2008 cash flow or to compare cash flow year-over-year. Del Monte uses this non-GAAP financial measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. When looking internally at year-over-year changes in cash flow, the Company generally excludes the impact on the period’s consolidated statement of cash flows of large acquisition or divestiture transactions, such as the fiscal 2009 divestiture of the seafood business, the fiscal 2007 acquisitions of Meow Mix and Milk-Bone and the fiscal 2006 divestiture of its soup and infant feeding businesses, and it is providing guidance on the same basis. The Company cautions investors that the non-GAAP financial measures presented are intended to supplement the Company’s GAAP results and are not a substitute for such results. Additionally, the Company cautions investors that the non-GAAP financial measures used by Del Monte may differ from the non-GAAP measures used by other companies.

Reconciliations of Non-GAAP Financial Measures (in millions)
Selected Cash Flow Data

	Fiscal Year Ending
	May 3, 2009	April 27,
	(guidance)	2008

Net cash provided by operating activities, as reported (GAAP)	$160-170	$286.9

Net cash provided by (used in) investing activities, as reported (GAAP)	290 - 300	(79.7)

Cash flow	450 - 470	207.2

Cash flow impact of large acquisition (divestiture) transactions [1]	~(300)	—

Cash flow, as adjusted	$150-170	$207.2

[1]	Consists of:

Fiscal Year Ending
May 3, 2009
(guidance)

Net proceeds from disposal of assets (large divestiture)	~360
Restricted cash related to mandatory debt prepayments, resulting from large divestiture transaction	—
Working capital expected to be reflected in purchase price proceeds due to timing of closing	~(25)
Cash tax payments related to asset sale paid during the period	~(35)

$ ~300

Forward-Looking Statements
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to preliminary fiscal 2008 results and future financial operating results and related matters, including the expected impact of the Accelerated Growth Plan strategy and its related initiatives (such as marketing and innovation investments and cost reduction efforts) as well as market trends.
Factors that could cause actual results to differ materially from those described in this press release include, among others: shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, grains (including corn), and meat by-products (including fats and oils); our ability to increase prices and manage the price gap between our products and competing private label and branded products; our ability to reduce costs; the accuracy of our assumptions regarding costs; logistics and other transportation-related costs; our debt levels and ability to service, reduce or refinance our debt and comply with covenants; pension costs and pension contribution rates, which may be impacted by volatility in the equity markets or interest rates; recent disruptions in the financial markets; impairments of goodwill resulting from decreases in the price of our common stock or other factors; timely launch and market acceptance of new products; competition, including pricing and promotional spending levels by competitors; effectiveness of marketing and trade promotion programs; performance under the operating services agreement; transformative plans intended to improve the performance and market share of our businesses; changing consumer and pet preferences; distribution; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; industry trends, including changes in buying, inventory and other business practices by customers; interest rate fluctuations; hedging practices; weather conditions; crop yields; natural disasters; contaminated ingredients; recalls; product liability claims and other litigation; reliance on certain third-parties, including co-packers, our broker and third-party distribution centers or managers; changes in, or the failure or inability to comply with U.S., foreign and local governmental regulations, including environmental regulations and import/export regulations or duties; any departure from Terminal Island, CA; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired businesses; and other factors.
Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and most recent quarterly report on Form 10Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
Under the Company’s $200 million, three-year stock repurchase authorization, repurchases of the Company’s common stock may be made from time to time through a variety of methods, including open market purchases, privately negotiated transactions, and block transactions. Del Monte Foods Company has no obligation to repurchase shares under the authorization and currently does not intend to repurchase shares under this authorization in fiscal 2009. The Company may resume repurchases at any time and, subsequently, may suspend or discontinue repurchases at any time.
Our declaration of future dividends, if any, is subject to final determination by our Board of Directors each quarter after its review of our then-current strategy, applicable debt covenants, and financial performance and position, among other things.

For all periods presented, the operating results and assets and liabilities related to the seafood business, including StarKist, have been classified as discontinued operations.
DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	January 25,	January 27,	January 25,	January 27,
	2009	2008	2009	2008
	(Unaudited)
Net sales	$942.3	$869.0	$2,569.5	$2,304.0
Cost of products sold	659.8	632.4	1,893.1	1,679.4

Gross profit	282.5	236.6	676.4	624.6
Selling, general and administrative expense	149.0	126.4	450.1	402.1

Operating income	133.5	110.2	226.3	222.5
Interest expense	27.4	34.0	85.1	102.7
Other (income) expense	7.9	(1.1)	18.8	(2.2)

Income from continuing operations before income taxes	98.2	77.3	122.4	122.0
Provision for income taxes	38.6	27.7	43.5	45.0

Income from continuing operations	59.6	49.6	78.9	77.0

Income (loss) from discontinued operations before income taxes	(5.3)	4.0	34.4	5.7
Provision (benefit) for income taxes	(6.2)	0.3	12.5	—

Income from discontinued operations	0.9	3.7	21.9	5.7

Net income	$60.5	$53.3	$100.8	$82.7

Earnings per common share
Basic:
Basic Average Shares	198.3	199.5	198.0	201.6
EPS — Continuing Operations	$0.30	$0.25	$0.40	$0.38
EPS — Discontinued Operations	0.00	0.02	0.11	0.03

EPS — Total	$0.30	$0.27	$0.51	$0.41

Diluted:
Diluted Average Shares	198.5	201.4	198.3	204.1
EPS — Continuing Operations	$0.30	$0.24	$0.40	$0.38
EPS — Discontinued Operations	0.00	0.02	0.11	0.03

EPS — Total	$0.30	$0.26	$0.51	$0.41

Del Monte Foods Company — Selected Financial Information
Net Sales by Segment
(in millions)

	Three Months Ended		Nine Months Ended
	January 25,	January 27,	January 25,	January 27,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net Sales:

Consumer Products	$509.3	$492.7	$1,384.7	$1,274.2
Pet Products	433.0	376.3	1,184.8	1,029.8

Total company	$942.3	$869.0	$2,569.5	$2,304.0

Operating Income by Segment
(in millions)

	Three Months Ended		Nine Months Ended
	January 25,	January 27,	January 25,	January 27,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Operating Income:

Consumer Products	$69.0	$59.9	$124.6	$113.3
Pet Products	76.7	66.4	137.8	154.8
Corporate (a)	(12.2)	(16.1)	(36.1)	(45.6)

Total company	$133.5	$110.2	$226.3	$222.5

(a)	Corporate represents expenses not directly attributable to reportable segments. For the three months ended January 25, 2009 and January 27, 2008, Corporate includes $0 and $5.2 of transformation-related expenses, respectively, including all severance-related restructuring costs associated with the transformation plan. For the nine months ended January 25, 2009 and January 27, 2008, Corporate includes $0 and $12.9 of transformation-related expenses, respectively, including all severance-related restructuring costs associated with the transformation plan.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions, except per share data)

	January 25,	April 27,
	2009	2008
		(derived from
		audited financial
	(Unaudited)	statements)
ASSETS

Cash and cash equivalents	$12.5	$25.6
Trade accounts receivable, net of allowance	201.8	277.0
Inventories	906.5	662.1
Assets of discontinued operations	—	278.6
Prepaid expenses and other current assets	154.9	91.3

TOTAL CURRENT ASSETS	1,275.7	1,334.6

Property, plant and equipment, net	632.3	650.1
Goodwill	1,337.7	1,337.7
Intangible assets, net	1,185.3	1,191.1
Other assets, net	24.7	32.8

TOTAL ASSETS	$4,455.7	$4,546.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$529.8	$471.9
Short-term borrowings	137.1	0.3
Current portion of long-term debt	30.7	37.2
Liabilities of discontinued operations	—	17.9

TOTAL CURRENT LIABILITIES	697.6	527.3

Long-term debt	1,534.0	1,854.8
Deferred tax liabilities	400.7	397.4
Other non-current liabilities	258.2	266.3

TOTAL LIABILITIES	2,890.5	3,045.8

Stockholders’ equity:
Common stock ($0.01 par value per share, shares authorized: 500.0; 215.1 issued and 197.7 outstanding at January 25, 2009 and 214.7 issued and 197.3 outstanding at April 27, 2008)	$2.1	$2.1
Additional paid-in capital	1,044.5	1,034.7
Treasury stock, at cost	(183.1)	(183.1)
Accumulated other comprehensive income (loss)	(14.0)	8.2
Retained earnings	715.7	638.6

TOTAL STOCKHOLDERS’ EQUITY	1,565.2	1,500.5

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,455.7	$4,546.3

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)

	Nine Months Ended
	January 25,	January 27,
	2009	2008
	(Unaudited)
OPERATING ACTIVITIES:
Net income	$100.8	$82.7
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	77.5	78.5
Deferred taxes	7.5	14.1
Gain on asset disposals	(27.4)	(8.3)
Stock compensation expense	8.1	5.2
Other non-cash items, net	2.7	(2.1)
Changes in operating assets and liabilities	(258.1)	(170.1)

NET CASH USED IN OPERATING ACTIVITIES	(88.9)	—

INVESTING ACTIVITIES:
Capital expenditures	(55.5)	(66.4)
Net proceeds from disposal of assets	343.1	17.2
Other, net	—	(0.4)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	287.6	(49.6)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	501.6	483.4
Payments on short-term borrowings	(364.8)	(333.8)
Principal payments on long-term debt	(327.2)	(22.0)
Dividends paid	(23.7)	(24.3)
Issuance of common stock	2.1	3.7
Purchase of treasury stock	—	(50.0)
Excess tax benefits from stock-based compensation	—	0.1

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(212.0)	57.1

Effect of exchange rate changes on cash and cash equivalents	0.1	0.7

NET CHANGE IN CASH AND CASH EQUIVALENTS	(13.2)	8.2
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	25.7 [1]	13.0

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12.5	$21.2

[1]	Includes $0.1 of cash included in assets held for sale

# # #
CONTACTS:

Media Contact	Analyst/Investor Contact
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Katherine Husseini
Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
investor.relations@delmonte.com